                                                                    Exhibit 99.1

[SEROLOGICALS CORP LOGO]
                                                                            NEWS

                              FOR IMMEDIATE RELEASE

Contact:    Bud Ingalls / Craig Brown
            VP-Finance & Chief Financial Officer / Director, Finance
            (678) 728-2115 / (678) 728-2117

            Lisa Wilson
            In-Site Communications
            (212) 759-3929

         SEROLOGICALS REPORTS FOURTH QUARTER AND FULL-YEAR 2002 RESULTS
                                ---------------
                        FOURTH QUARTER SALES INCREASE 50%

ATLANTA (FEBRUARY 20, 2003) - Serologicals Corporation (Nasdaq/NM: SERO) today reported results for the fourth quarter and year ended December 29, 2002.

     Net sales for the fourth quarter of 2002 totaled $45.3 million compared to $30.3 million in the fourth quarter of 2001. Net income for the fourth quarter of 2002 was $4.2 million or $0.17 per diluted share compared to $4.9 million or $0.20 per diluted share in the prior year. The fourth quarter of 2002 includes pre-tax special charges of $1.9 million, or $0.05 per diluted share, related to the previously announced restructuring of the Company's research and development organization, as well as some personnel restructuring within the sales organization and at the Company's manufacturing locations in Toronto, Canada and Livingston, Scotland.

     For the year, net sales were $145.5 million, compared with $109.8 million in 2001. Net income for 2002 was $13.9 million, or $0.56 per diluted share compared with $17.1 million, or $0.70 per diluted share for 2001. Net income for 2002 includes pre-tax special charges of $3.2 million, or $0.09 per diluted share comprised of the items described above, as well as a pre-tax charge of $1.3 million related to the closure of four donor centers during the second quarter.

     Results for the full year 2002 included costs totaling $2.0 million, or $0.05 per diluted share related to the integration of the Intergen acquisition, which closed on December 13, 2001. Results for the full year 2001 included sales of fully-reserved inventory from the Company's Seramed subsidiary, which was divested in August 2000. This increased 2001 net income by approximately $767,000, or $0.02 per diluted share.


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Serologicals Corporation Reports Forth Quarter and Full Results
February 20, 2003
Page 2

     "We are very pleased with our fourth quarter results, as sales exceeded our previous expectations," said David A. Dodd, president and chief executive officer. "We were particularly pleased with the contribution from our vaccinia product during the fourth quarter due to the outstanding success that our donor centers had ramping up this donor program to meet our customer's demand. Additionally, our monoclonal antibody facility in Scotland reported its highest sales quarter to date and significantly reduced backlog during the period. As we previously announced, we took some measures during the quarter to restructure certain of our research and development, manufacturing and sales functions. We are confident that these changes will contribute to the Company's continued growth and success, and enable our research and development area to be more project focused than personnel-focused. In general, although the bottom line results for 2002 were not as strong as we had hoped, we did accomplish numerous very important objectives that will lay the foundation for success in 2003 and beyond. Of particular significance are the successful implementation of SAP, the integration of the Intergen acquisition, the completion of validation of the Toronto plant, which started shipping product in early January, and the strengthening of our management infrastructure. In summary, we are well positioned to benefit from our ongoing transformation of Serologicals, including the previously announced acquisition of Chemicon International which we expect to close at the end of March. We look forward to a successful 2003."

SELECTED HIGHLIGHTS:

  - Sales of cell culture and molecular biology products increased $8.5 million, or 127% from $6.7 million in the fourth quarter of 2001 to $15.2 million in the fourth quarter of 2002. Sales of EX-CYTE(R) increased approximately $700,000 to $7.4 million, a 10% increase over the prior year quarter. The remainder of the increase was attributable to sales growth resulting from the Intergen acquisition, primarily in cell culture supplements and molecular biology products. The fourth quarter of 2002 reflects three months of results for Intergen, compared with only two weeks included in the prior year quarter. The gross margin on biotechnology products was 50% for the 2002 quarter, compared with 82% in the prior year quarter. The margin decrease occurred because the Intergen products have lower margins than the products included in this sales segment in the prior year, which consisted solely of EX-CYTE(R).

     For the full year 2002, sales of biotechnology products were $55.5 million compared with $19.0 million in the prior year, an increase of 191%. EX-CYTE(R) sales increased approximately $11.8 million to $30.8 million, or 62% over 2001. The remainder of the sales growth in this product category during 2002 was attributable to sales of Intergen products. Gross margins on biotechnology products decreased from 76% in 2001 to 54% in 2002 due to the impact of lower margin products described above.

  - Sales of diagnostic and life science reagent products increased $3.5 million, or 39% from $8.9 million in the fourth quarter of 2001 to $12.4 million in the current year quarter. Sales of bovine serum albumin (BSA) used in diagnostic applications increased from $2.0 million in the fourth quarter of 2001 to $4.1 million in the current year quarter. Sales of monoclonal antibodies and related products increased from $3.7 million in the fourth quarter of 2001 to $5.4 million in the current year quarter. Much of the increase in monoclonal antibody sales resulted from the success in reducing the backlog experienced

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
Serologicals Corporation Reports Forth Quarter and Full Results
February 20, 2003
Page 3

     earlier in the year from the Livingston manufacturing facility. Gross margins on diagnostic products were 53% for the fourth quarter of 2002 compared with 40% in 2001. The margin improvement was primarily attributable to the higher sales of monoclonal products from the Livingston facility during the current year period which are relatively higher margin products.

     For the full year, sales of diagnostic products increased from $34.5 million in 2001 to $43.8 million in 2002 due primarily to the Intergen products. Gross margins were 51% for 2002, compared with 47% in 2001.

- Sales of therapeutic products increased from $14.6 million in the fourth quarter of 2001 to $17.6 million in the current year quarter. This increase was primarily attributable to the sales of vaccinia antibodies which totaled $8.2 million in the current year quarter compared with no sales in the prior year. The vaccinia sales offset decreases in sales of the other products compared with the prior year quarter.

     Gross margins on therapeutic products decreased from 38% in the fourth quarter of 2001 to 29% in the current year quarter. Gross margins for this segment declined because of reduced demand for anti-D and anti-hepatitis B and the significant ramp-up of costs associated with the vaccinia project. To respond to the excess capacity arising from the reduced demand, as well as uncertainty of the actual volume of vaccinia required by our customer, the Company has closed three additional centers during January 2003. The closings are part of the continued optimization of center collection capacities that have previously been discussed. As of today, with the exception of ongoing activities related to wrapping up the operations in Birmingham, Alabama, Washington, D.C., and Provo, Utah, the Company is now operating ten donor centers. The donor base for the Provo center will be integrated into the Company's Salt Lake City, Utah center. The Company believes that it can sufficiently meet future demand for its products through the ten remaining centers.

     For the full year, sales of therapeutic products decreased from $56.2 million in 2001 to $46.2 million in the current year, primarily due to the significantly reduced anti-D sales, offset by sales of the vaccinia product. Gross margins for the period decreased from 38% to 36%.

- Gross margins on all sales were 43% for the fourth quarter of 2002 versus 48% in the same period of 2001. For the full year, gross margins were 47% in the current year compared with 48% in 2001.

- The quarter and full year periods ended December 30, 2001 included approximately $350,000, or $0.01 per diluted share and $1.4 million, or $0.04 per diluted share, respectively, of goodwill amortization. Beginning in 2002, goodwill is no longer amortized.

- Selling, general and administrative (SG&A) costs increased from $6.8 million (23% of net sales) in the fourth quarter of 2001 to $9.1 million (20% of net sales) in the same period of 2002. The major reasons for the increase compared to the prior year were the increased costs associated with the Company's expanded sales and marketing

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Serologicals Corporation Reports Forth Quarter and Full Results
February 20, 2003
Page 4

     organization, higher insurance costs and higher costs resulting from the Company's efforts over the last year to build a management infrastructure to support the Company's strategic growth plans. For the full year, SG&A costs increased from $23.5 million (21% of sales) to $38.0 million (26% of sales). In addition to the factors affecting the quarter, the full year also included approximately $2.0 million of professional fees associated with the integration of Intergen, almost $1 million representing costs to operate the former Intergen headquarters for the first quarter of 2002, and non-recurring professional fees related to the operational assessment and optimization of the Company's plasma operations.

- Research and development costs increased from $466,000, or 2% of sales in the fourth quarter of 2001, to $1.7 million, or 4% of sales in the fourth quarter of 2002. As previously discussed, during the fourth quarter of 2002 the Company completed a restructuring of its research and development program which resulted in a reduction in headcount of approximately 20 employees at its Livingston, Gaithersburg, and Milford facilities. As part of the restructuring charge, the Company also recorded provisions for equipment that no longer will be used in the business and the costs for terminating the lease at the R&D facility in Livingston. The costs associated with these activities are included in the line item "special charges."

- The Company's cash at the end of 2002 totaled $12.8 million, compared with $12.6 million at the end of the third quarter and $10.8 million at the end of 2001. Accounts receivable increased from $22.9 million at the end of the third quarter of 2002 to $35.9 million at the end of 2002. Since year-end, the Company has collected approximately $20 million of these outstanding receivables. The Company's current cash balance is approximately $20 million.

     Serologicals will provide an online, real-time webcast and rebroadcast of its fourth quarter earnings conference call at 9:00 a.m. (Eastern Time) on February 21, 2003. The conference call dial in number is 719-457-2600, confirmation code 492559. If you are unable to participate in the call, a 14-day playback will start February 21, 2003 at 12:00 p.m. (Eastern Time). To listen to the playback, please call 719-457-0820 and enter access code 492559. The live broadcast will be available online at the Company's web site at www.serologicals.com or www.StreetEvents.com on February 21, 2003, beginning at 9:00 a.m. (Eastern Time).

ABOUT SEROLOGICALS

     Serologicals Corporation is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. The Company's customers include many of the leading life science companies throughout the world. Serologicals conducts a focused research and development program to discover new and innovative products and technologies and deliver them to scientists around the world for further use and development. Serologicals Corporation, headquartered in Atlanta, Georgia, has approximately 700 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol SERO.
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
Serologicals Corporation Reports Forth Quarter and Full Results
February 20, 2003
Page 5

     This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the timing of closing the Chemicon acquisition and the ability to meet future demand for the Company's plasma products through operations of a reduced number of donor centers. These forward-looking statements are subject to certain risks, uncertainties and other factors, including the Company's ability to attract and retain qualified donors; the Company's ability to comply with various regulatory, customer and other standards; the impact of competition; changes in government and industry mandated regulations or customer specifications; changes in the markets or customers' demand for the Company's products and services; the existence of opportunities in the marketplace to leverage the Company's strengths and relationships; the ability of the Company to commercialize successfully the Intergen products and technologies; and, the ability of the Company to identify new product opportunities that it can successfully commercialize. Any one or more of these risks, uncertainties or factors could cause actual results to differ materially from the Company's expectations. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.

Serologicals and EX-CYTE(R) are registered trademarks of Serologicals Royalty Company.
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Serologicals Corporation Reports Forth Quarter and Full Results
February 20, 2003
Page 6

                            SEROLOGICALS CORPORATION

                              FINANCIAL HIGHLIGHTS
               (in thousands, except share and per share amounts)


                        CONSOLIDATED STATEMENTS OF INCOME
 Fourth Quarter and Twelve Months Ended December 29, 2002 and December 30, 2001
                                   (Unaudited)

                                                                Quarter Ended                        Twelve Months Ended
                                                         Dec. 29,           Dec. 30,             Dec. 29,             Dec. 30,
                                                          2002                2001                 2002                 2001
                                                      ------------        ------------         ------------         ------------
Net sales                                             $     45,270        $     30,277         $    145,470         $    109,792
Costs and expenses:
  Cost of sales                                             25,923              15,763               76,627               57,627
  Selling, general and administrative expenses               9,108               6,806               37,974               23,521
  Research and development                                   1,697                 466                5,628                1,665
  Special charges                                            1,919                (302)               3,228                   61
                                                      ------------        ------------         ------------         ------------
Income from operations                                       6,623               7,544               22,013               26,918
  Other expense, net                                           169                 421                  951                1,471
  Interest expense (income), net                                25                (131)                (398)              (1,139)
                                                      ------------        ------------         ------------         ------------
Income before income taxes                                   6,429               7,254               21,460               26,586
Provision for income taxes                                   2,250               2,393                7,511                9,494
                                                      ------------        ------------         ------------         ------------
Net income                                            $      4,179        $      4,861         $     13,949         $     17,092
                                                      ============        ============         ============         ============
Net income per common share:
  Basic                                               $       0.17        $       0.20         $       0.57         $       0.72
                                                      ============        ============         ============         ============
  Diluted                                             $       0.17        $       0.20         $       0.56         $       0.70
                                                      ============        ============         ============         ============
Weighted average shares:
  Basic                                                 24,435,820          24,111,040           24,356,852           23,748,764
                                                      ============        ============         ============         ============
  Diluted                                               24,790,628          24,732,387           24,837,205           24,438,505
                                                      ============        ============         ============         ============

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